Issuer Free Writing Prospectus dated April 14, 2016
Filed Pursuant to Rule 433
Registration Statement No. 333-210152



VistaGen® Therapeutics

Developing Novel Medicines for CNS Disorders

Corporate Presentation
April 2016

Forward-Looking Statement

This presentation contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern our product candidates, our development efforts, our collaborations, our intellectual property, our financial condition, our plans and our development programs. These statements involve risks, uncertainties and assumptions, and are based on the current estimates and assumptions of the management of VistaGen Therapeutics, Inc. (Company) as of the date of this presentation and are subject to uncertainty and changes. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, those set forth in our Annual Report of Form 10-K for the year ended March 31, 2015 filed with the Securities and Exchange Commission (SEC), as well as any updates to those risk factors filed with the SEC from time to time in our periodic and current reports. All statements contained in this presentation are made only as of the date of this presentation, and the Company undertakes no duty to update this information unless required by law.

Free Writing Prospectus Statement

This presentation highlights basic information about us and the offering to which this communication relates. Because it is a summary, it does not contain all of the information that you should consider before investing in our securities.

We have filed a registration statement (including a prospectus, which currently is in preliminary form) with the Securities and Exchange Commission (SEC) for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and this offering. You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

The preliminary prospectus, dated April 14, 2016, is available on the SEC website at: https://www.sec.gov/Archives/edgar/data/1411685/000141588916005545/vstas1a1_apr2016.htm

Alternatively, we or any underwriter participating in our offering will arrange to send you the preliminary prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, NY 10004, telephone: (646) 465-9000 or email prospectus@chardancm.com or Wallachbeth Capital LLC, 100 Wall Street, Suite 6600, New York, NY 10005, telephone: 646-998-7605 or cap-mkts@wallachbeth.com.

Preliminary Public Offering Terms

Issuer	VistaGen Therapeutics, Inc.
Symbol (Exchange)	Current: VSTA (OTCQB) / Post offering: VTGN (NASDAQ)
Type of Offering	Public follow-on offering
Offering Size	$12M
Over Allotment Option	15%
Offering	Common stock and warrants
Warrants Offered	Each warrant shall have an exercise price equal to 125% of the public offering price per share of common stock, be exercisable immediately, and expire 5 years from the date of issuance
Use of Proceeds	Research and development, primarily Phase 2b clinical development of AV-101 for major depressive disorder, and other general capital needs
Book Runners	Chardan Capital Markets, LLC and WallachBeth Capital, LLC.



Current Depression Medications

Standard Antidepressants

- Brintellix vortioxetine
- Celexa citalopram HBr
- Cymbalta duloxetine HCl
- Effexor XR venlafaxine HCl
- Fetzima levomilnacipran ER capsules
- Lexapro escitalopram oxalate
- LUVOX fluvoxamine maleate
- PAXIL PAROXETINE HCl
- PROZAC fluoxetine hydrochloride
- Pristiq desvenlafaxine
- REMERON (mirtazapine) Tablets
- Viibryd vilazodone HCl
- WELLBUTRIN XL
- Zoloft (sertraline HCl)

Atypical Antipsychotics

- ABILIFY (aripiprazole)
- Clozaril (clozapine)
- Fanapt iloperidone tablets
- GEODON (ziprasidone HCl) Capsules and (ziprasidone mesylate) Injection
- INVEGA TRINZA paliperidone palmitate
- REXULTI brexpiprazole tablets
- RisperdalCONSTA risperidone Long-Acting Injection 12.5mg, 25mg, 37.5mg, 50mg
- Saphris (asenapine) sublingual tablets 2.5 mg • 5 mg • 10 mg
- Seroquel
- Symbyax Olanzapine and Fluoxetine HCl Capsules
- Zyprexa Olanzapine

Driving Paradigm Shift in Treatment of Depression

The Problems

- Standard antidepressants take weeks to work
- Initial treatment is ineffective in 2 out of 3 patients
- All have "Black Box" safety warnings
- Augmentation with atypical antipsychotics increases risk of serious side effects

Our Solution

✓ Develop a new oral treatment option with a fundamentally differentiated mechanism, a strong safety profile, and onset of efficacy within 24 hours

VistaGen Overview

- AV-101, flagship oral prodrug candidate in ongoing NIH-sponsored Phase 2a study for treatment-resistant major depressive disorder (MDD) and in preparation for potentially pivotal Phase 2b study in MDD
- AV-101 clinical and regulatory milestones in MDD expected near term: FDA Fast Track designation, Q4 2016; Phase 2b trial launch, Q4 2016; Phase 2a topline results, Q2 2017
- AV-101 has potential to address multiple large CNS markets
- Recent high-value peer M&A underscores potential significant upside opportunity
- NASDAQ uplisting expected concurrently with financing
- Highly experienced Management Team and CNS-focused Clinical and Regulatory Advisors leading execution

VistaGen® Therapeutics



AV-101 Has Broad CNS Utility and Multiple High Value Expansion Opportunities

	H2 2015	H1 2016	H2 2016	H1 2017	H2 2017	H1 2018
AV-101 (4-Cl-KYN) **Major Depressive Disorder**		Phase 2a results expected Q2 2017				
				Phase 2b expected to commence Q4 2016		

Potential to expand clinical development of AV-101 into multiple additional CNS indications, each representing a blockbuster opportunity

Neuropsychiatric Disorders
- Depression
- Bipolar disorder

Neurological Disorders
- Chronic neuropathic pain
- Epilepsy

Neurodegenerative Diseases
- Huntington's disease
- Parkinson's disease

VistaGen® Therapeutics

Management Team & Board of Directors

Management Team

Shawn Singh - Chief Executive Officer
- 25 years of experience working with private and public biotechnology and pharmaceutical companies, a healthcare venture capital firm, and a profitable contract research and development organization
- Cato BioVentures; Cato Research; SciClone Pharmaceuticals; Echo Therapeutics; Morrison & Foerster

Ralph Snodgrass, Ph.D. - Founder, President and CSO
- 23 years of experience in senior biotechnology management, including as Chief Scientific Officer of Progenitor, Inc.
- Progenitor; Lineberger Comprehensive Cancer Center

Jerrold Dotson, CPA - Chief Financial Officer, Secretary
- Over 20 years of financial experience having held multiple senior level finance and administration positions at premier companies
- Calypte Biomedical, Discovery Foods, California & Hawaiian Sugar Company, The Clorox Company

Board of Directors

Jon S. Saxe - Chairman
- Over 35 years of biotechnology and pharmaceutical experience and director to multiple public and private healthcare companies
- Former President and director of PDL BioPharma, CEO of Synergen (acquired by Amgen for $262M) and VP, Licensing and Corporate Development and Head of Patent Law for Hoffmann-La Roche

Jerry Gin, Ph.D., MBA - Director
- 45 years of experience in the healthcare industry; co-founder of Oculex (acquired by Allergan for $230M)
- Serves as Co-Founder, President and CEO of Nuvora, Inc., a company with a sustained release drug delivery platform

Shawn Singh - Chief Executive Officer, Director

Ralph Snodgrass, Ph.D. - Founder, President, CSO

Brian J. Underdown, Ph.D. - Director
- Over 30 years of investment, academic leadership and operational experience in the biopharmaceutical sector. Key player in the growth of over 10 life science companies in Canada and the U.S. and former VP, Research for Pasteur Merieux Connaught (now Sanofi Pasteur)
- Serves as Venture Partner of Lumira Capital, Investment Management, one of Canada's leading venture capital firms

VistaGen® Therapeutics

Preeminent CNS Clinical and Regulatory Advisors

Maurizio Fava, M.D.

- Professor of Psychiatry, Harvard Medical School; Director, Division of Clinical Research, Massachusetts General Hospital (MGH) Research Institute; Executive Director, MGH Clinical Trials Network and Institute

Thomas Laughren, M.D.

- Director (retired), FDA Division of Psychiatry Products, Office of New Drugs, Center for Drug Evaluation and Research (CDER)

Sanjay Mathew, M.D.

- Associate Professor of Psychiatry and Behavioral Sciences, Marjorie Bintliff Johnson and Raleigh White Johnson, Jr. Chair for Research in Psychiatry and Menninger Department of Psychiatry & Behavioral Sciences at the Baylor College of Medicine

Gerard Sanacora, Ph.D., M.D.

- Professor of Psychiatry, Yale School of Medicine; Director, Yale Depression Research Program; Scientific Director, Yale-New Haven Hospital Interventional Psychiatry Service

U.S. National Institute of Mental Health (NIMH)

NIH National Institute of Mental Health

Carlos Zarate Jr., M.D.

- Chief, Section on the Neurobiology and Treatment of Mood Disorders and Chief of Experimental Therapeutics and Pathophysiology Branch at NIMH; Clinical Professor of Psychiatry and Behavioral Sciences, The George Washington University
- NIH Liaison to VistaGen's Clinical and Regulatory Advisory Board
- Principal Investigator on NIMH paradigm-shifting ketamine studies in treatment-resistant MDD
- Principal Investigator on VistaGen's NIMH-sponsored AV-101 Phase 2a study in MDD

Cooperative Research and Development Agreement (CRADA)

- VistaGen/NIMH CRADA in February 2015
- Results of NIMH-sponsored AV-101 Phase 2a study in MDD expected in Q2 2017

VistaGen® Therapeutics



NIH Ketamine Studies Catalyzed Major Shift in Depression Treatment Paradigm

Ketamine :

- Classic NMDA receptor antagonist (an ion channel blocker)
- FDA-approved in the 1970s; used broadly as an I.V.-administered anesthetic
- Serious safety concerns, including hallucinations, dissociation and psychosis
- Schedule III Controlled Substance with risk of abuse and dependence

NIH Driving Paradigm Shift in Treatment of Depression:

- NIH studies by Dr. Zarate demonstrated robust antidepressant effects in patients with treatment-resistant MDD within hours of a single low dose of I.V. ketamine
- NIH studies catalyzed R&D around a new generation of antidepressants, including AV-101, with potential to deliver ketamine's fast-onset benefits without its side effects
- NIH continues to drive the paradigm shift away from slow-acting and poor-performing standard antidepressants, sponsoring VistaGen's ongoing AV-101 Phase 2a study in MDD

Rapid Antidepressant Effects of Ketamine in Dr. Zarate's NIH Study in Treatment-resistant MDD

Responder¥ Rates At 1 Day With Ketamine in Treatment-resistant MDD[1]

¥ Proportion of patients with MDD with at least 50% improvement in depression rating


% Response Ketamine
% Response Placebo
80%
70%
60%
50%
40%
30%
20%
10%
0%
35%
6%
53%
6%
71%
0%
80 min
110 min
1 Day

[1]Zarate, C. A., Jr., et al. (2006) "A randomized trial of an N-methyl-D-aspartate antagonist in treatment-resistant major depression." Arch Gen Psychiatry 63:856-864.

Also see:

- Murrough, J. W., et al. (2013) "Antidepressant efficacy of ketamine in treatment-resistant major depression: a two-site randomized controlled trial." Am J Psychiatry 170:1134-1142
- Zarate, C. A., Jr., et al. (2012) "Replication of ketamine's antidepressant efficacy in bipolar depression: a randomized controlled add-on trial." Biol Psychiatry 71:939-946.

VistaGen® Therapeutics

AV-101: A New Generation Oral Antidepressant

- Oral prodrug, rapidly transported into the brain, where it is converted by astrocytes into 7-Cl-kynurenic acid, one of the most potent and selective Gly_B site antagonists known
- Similar to ketamine because it acts on NMDA receptors, and fundamentally differentiated from all standard antidepressants
- Safer than ketamine because it down-regulates NMDA receptors through the Gly_B site; ketamine blocks the ion channel of NMDA receptors
  - Safe and well-tolerated at maximum dose in two NIH-funded Phase 1 clinical safety studies
  - No ketamine-like side effects (non-addictive, non-dissociative, non-hallucinogenic, non-sedating)
  - No drug-drug interaction safety issues experienced with standard antidepressants anticipated
- Dr. Zarate launched VistaGen's NIMH-sponsored AV-101 Phase 2a study in MDD in Q4 2015; results expected in Q2 2017
- VistaGen and Dr. Fava plan to launch a potentially pivotal AV-101 Phase 2b study in MDD in Q4 2016; results expected in Q2 2018

AV-101's Mechanism is Fundamentally Differentiated from All Standard Antidepressants and Atypical Antipsychotics



NMDA Receptor Pharmacology
CERC-301
(antagonist active only on the NR2B variant)
Extracellular side
Cytoplasmic side
K^+
Glutamate binding site
Glycine binding site
NR2B
NR1
Na^+
Ca^{2+}
Rapastinel
(partial agonist)
7-Cl-KYNA
(full antagonist)
Channel blocking antagonists
Ketamine
PCP
Lanicemine
AV-101
Prodrug
4-chlorokynurenine
(4-Cl-KYN)
(oral delivery to CNS)
Activated astrocytes
Active metabolite
7-chlorokynurenic acid
(7-Cl-KYNA)
(low adverse events expected)
4-Cl-3-HANA
(potential inhibitor of quinolinic acid production)

AV-101 vs. Ketamine in Published Preclinical Studies

Benefits	AV-101	Ketamine
Forced-swim	Equivalent	Equivalent
Tail-suspension	Equivalent	Equivalent
Learned-helplessness	Equivalent	Equivalent
Novelty-suppressed feeding	Equivalent	Equivalent
Negative Behavioral Effects	**AV-101**	**Ketamine**
Abusive potential	no	yes
Hyper movement	no	yes
Movement sensitization	no	yes
Circling and rearing	no	yes
Sensory-motor gating	no	yes

AV-101 Had No Negative Behavioral Effects of Ketamine



Hyper-movement
SAL
KET (10 mg/kg)
4-Cl-KYN (25 mg/kg)
4-Cl-KYN (125 mg/kg)
Distance travelled (cm)
Injection
Time (min)
Movement sensitization
Distance travelled (cm/30 min)
Days
Saline
Circling
Circling counts (/30 min)
SAL
KET 10 mg/kg
25
125
4-Cl-KYN (mg/kg)
Rearing
Rearing counts (/30 min)
Days
Saline

- AMPA receptor activation supports "glutamate surge" premise for rapid-onset, NMDAR-mediated antidepressant effects

VistaGen Therapeutics

Zanos, P., et al. (2015). "The Prodrug 4-Chlorokynurenine Causes Ketamine-Like Antidepressant Effects, but Not Side Effects, by NMDA/GlycineB-Site Inhibition." J Pharmacol Exp Ther 355(1): 76-85.

AV-101 is Positioned to Disrupt Depression Markets


Positive Clinical Attributes
Orally available
Wide safe dose range
More potent Gly_B site modulator
Non-channel blocker
Direct modulator of NMDAR
Positive effects on mood
Negative Clinical Attributes
Requires I.V. delivery
Narrow therapeutic range
Hallucinogenic
Schizophrenia-like effects
AV-101
Rapastinel (GLYX-13)
Ketamine

VistaGen Therapeutics

NIH-Funded AV-101 Phase 1a and Phase 1b Clinical Safety Studies

Phase 1a Study Design

- Randomized, double-blind, placebo-controlled
- Single oral dose with sequential dose-escalation
- Six single dose levels: 30, 120, 360, 720, 1,080 and 1,440 mg
- 36 subjects: 18 treatment and 18 placebo; 6 per cohort

Results

- Well-tolerated even at maximum dose; good bioavailability; no serious adverse events
- At higher doses, some subjects on AV-101 (and none on placebo) reported positive feelings of well-being similar to antidepressant effects reported with ketamine, without ketamine's side effects

Phase 1b Study Design

- Randomized, double-blind, placebo-controlled
- Multiple oral dose (daily for 14 days), with sequential dose-escalation
- Three dose levels: 360, 1,080 and 1,440 mg
- 48 subjects: 36 treatment and 12 placebo; 16 per cohort

Results

- Well-tolerated even at maximum dose; good bioavailability; no serious adverse events
- Multiple subjects on AV-101 (and none on placebo) reported positive feelings of well-being similar to antidepressant effects reported with ketamine, without ketamine's side effects

VistaGen® Therapeutics

AV-101 Phase 1 Clinical Safety Studies: Reports of Feelings of Well-being

Phase 1a

Dose	# Subjects	# Subjects Expressing Well-being	%
30	3	0	
120	3	0	
360	3	0	
730	3	0	
1080	3	0	
1440	3	2	
Total	18	2	11%
Placebo	18	0	0%

Phase 1b

Dose	# Subjects	# Subjects Expressing Well-being	%
360	12	1	
1080	12	1	
1440	12	1	
Total	36	3	8%
Placebo	12	0	0%

Combination of 1a & 1b

Dose	# Subjects	# Subjects Expressing Well-being	%
Highest Dose	15	3	20%
All Doses	54	5	9%
Placebo	30	0	0%

- Phase 1 safety studies - no direct measures of mood
- Feelings of well-being were voluntarily expressed by certain subjects on AV-101 during the interview process; no subjects on placebo expressed similar feelings
- No comments expressed suggested any ketamine-like side effects

VistaGen® Therapeutics

AV-101 Has Favorable Pharmacokinetics



AV-101
Daily dose (mg)
1440
1080
720
360
CONCENTRATION (ug/mL)
TIME (hours)
0
10
20
30
40
50
60
70
0
2
4
6
8
10
12

- Tmax is approximately dose proportional suggesting rapid and favorable absorption of oral drug
- Tmax, 1-2 hours; half-life 2-3 hours
- This compares favorably to Naurex/Allergan's rapastinel (formerly GLYX-13), which has a half-life of only 5 to 8 minutes

VistaGen® Therapeutics

NIH-Sponsored AV-101 Phase 2a Study in MDD

Primary Endpoint:
Safety and Efficacy using standard Hamilton Rating Scale (HDRS)

Secondary Endpoints:
Change from baseline in other widely-accepted measures of mood, depression and cognition

- Ongoing
- Single-site (NIMH), double-blind, placebo-controlled, crossover design
- Single oral dose, once per day for 14 days
- Enrollment target is 24 to 28 adult subjects with treatment-resistant MDD
- Principal Investigator is Dr. Carlos Zarate

	H1 2016	H2 2016	H1 2017
AV-101 Major Depressive Disorder	Phase 2a – Data Expected Q2 2017		

Potentially Pivotal AV-101 Phase 2b Clinical Study in MDD Projected to Launch in Q4 2016

Primary Endpoint:
Efficacy, demonstrated by a statistically significant decrease on the Montgomery-Asberg Depression Rating Scale (MADRS)

Secondary Endpoint:
Additional widely-accepted measures of mood, depression and cognition, including HAM-6, CGI-S, CGI-I, and SDQ

- Randomized, double-blind, placebo-controlled efficacy and safety study of AV-101 as acute adjunctive treatment for adult MDD patients with an inadequate response to standard antidepressants
- Sequential Parallel Comparison Design (SPCD); FDA-accepted for pivotal trials in MDD
- Projected enrollment: ca. 315 patients
- Three oral concentrations of AV-101
- Projected launch: Q4 2016; results anticipated in Q2 2018

	H1 2016	H2 2016	H1 2017	H2 2017	H1 2018
AV-101 Major Depressive Disorder		Phase 2b – Data Expected Q2 2018			

AV-101 Phase 2b Clinical Study in MDD: Sequential Parallel Comparison Design (SPCD)


First Randomization
Active Stage 1
Placebo Stage 1
Placebo Responders
Placebo Non-Responders
Re-Randomization
Active Stage 2
Placebo Stage 2
Active Stage 2
Placebo Stage 2
Only the groups within grey highlight are analyzed for efficacy

Stage 1

- Compares drug vs. placebo in a standard parallel comparison design
- Drug vs. placebo differences are expected to be smaller, generating a large cohort of placebo non-responders

Stage 2

- Compares drug vs. placebo in a parallel comparison design involving only placebo non-responders
- Placebo response is expected to be smaller
- Drug vs. placebo differences are expected to be greater

VistaGen® Therapeutics

March 25, 2016, Massachusetts General Hospital Psychiatry Academy, Innovations in Clinical Trial Methodology: Sequential Parallel Comparison Design (SPCD): http://mghcme.org/courses/course-detail/innovations_in_clinical_trial_methodology_sequential_parallel_comparison_design_spcd

Highly Experienced CRO Partners Executing State-of-the-Art Phase 2b Trial Design

PPD®

MASSACHUSETTS GENERAL HOSPITAL
CLINICAL TRIALS NETWORK AND INSTITUTE

- PPD is a leading global contract research organization providing comprehensive, integrated drug development, laboratory and lifecycle management services
- Massachusetts General Hospital (MGH) Clinical Trials Network and Institute (CTNI) is an academic CRO within the psychiatry department at MGH
- PPD and CTNI work together in a unique partnership to ensure cutting-edge SPCD trial methodology, state of the art data management, efficient trial operations, involvement of world renowned clinical experts in psychiatry, optimal trial site selection and high quality patient assessments

Depression Markets Need a New Generation of Safe, Fast-acting and Orally-available Antidepressants

350 Million People Worldwide Suffer From Depression[1]



1 in 10 in U.S. Over Age 12 Takes an Antidepressant Medication[2]



Depression Market is Expected to Grow at Staggering Rates[3]


$7.5 billion
2015
$12 billion
2021

- Most blockbuster standard antidepressants target neurotransmitter reuptake inhibition - serotonin (SSRIs) or serotonin/norepinephrine (SNRIs)
- Even when effective, standard antidepressants take many weeks to achieve adequate therapeutic benefits
- Nearly 2 out of 3 of drug-treated depression patients obtain no benefit from initial treatment and have significant side effects
- Standard antidepressants have a "Black Box" warning due to safety risks, including, in certain groups, worsening depression and risk of suicide
- Augmentation with atypical antipsychotics increases risk of serious side effects, including tardive dyskinesia, significant weight gain, diabetes and heart disease

VistaGen® Therapeutics

[1] World Health Organization; [2] U.S. National Institutes of Mental Health; [3] Unipolar Depression | Disease Landscape and Forecast | G7, January 11, 2016



U.S. Drug-Treated MDD Market Remains Substantially Underserved

U.S. Patient Numbers


Depression
MDD
Treatment-Resistant Depression
18.6M U.S. Adults with MDD[1]
10.9M Drug-treated patients with MDD[1]
6.9M Drug-treated MDD patients with treatment-resistant depression[2] (TRD)

Total U.S. Drug-Treated MDD Patients = 10.9 Million[1]


37%
63%
Initial AV-101 Target Market
Well-controlled after initial treatment with a standard antidepressant[2]
Inadequate response after initial treatment with a standard antidepressant[2]

6.9 Million U.S. Drug-Treated MDD Patients with Inadequate Response ➡ A Robust Initial Target Market for AV-101

VistaGen® Therapeutics

[1] U.S. National Institutes of Mental Health

[2] Rush, A. J., et al. (2006) "Acute and longer-term outcomes in depressed outpatients requiring one or several treatment steps: a STAR*D report." Am J Psychiatry 163:1905-1917



AV-101 Potential to Disrupt Depression Markets

- AV-101 has the potential to overcome significant limitations in the treatment of depression over the last 50 years
- AV-101's fundamentally differentiated mechanism is a key driver of the paradigm shift towards the next generation of depression medications
- AV-101 has the potential to both increase the probability of achieving therapeutic benefits, and do so in a significantly shorter time
- AV-101 is expected to have no "Black Box" or drug-drug interaction safety issues associated with standard antidepressants and atypical antipsychotics
- Regulatory and commercial strategies focused on disrupting current practice of using atypical antipsychotics to augment inadequate standard antidepressants

Potential for AV-101 to lead next generation of depression medications with positive safety profile and compelling efficacy

VistaGen® Therapeutics



CNS-related Value Indicators Suggest Potential for Significant Upside

Company	Ticker	Development Stage	Market Cap*
Selected Companies Focused on CNS Markets			
Intra-Cellular Therapies	ITCI	Phase 3	$1.43B
SAGE THERAPEUTICS	SAGE	Phase 3	$1.1B
ACADIA® Pharmaceuticals	ACAD	Regulatory Review	$3.5B
Alkermes®	ALKS	Multiple Approved Products	$5.77B

*As of April 11, 2016

VistaGen® Therapeutics

AV-101's Robust IP Portfolio

Therapeutic Methods and Unit Dose Compositions of AV-101

- US application: "Dosage Forms And Therapeutic Uses of L-4-Chlorokynurenine" (priority date Jan 22, 2013)
  - Also pending in Australia, Canada, China, EPO, Israel, India, Japan, Korea, Mexico, New Zealand and South Africa
- Continuation of above application in US (accelerated examination)
  - Claims focused on methods of treating depression with AV-101 including with unit dose formulations of AV-101
- US Provisional application, "Treatment of Depression with L-4-Chlorokynurenine" (priority date May 22, 2015)
  - Describes subtypes of depression and other therapies (OCD and tinnitus)

Chemical Synthesis of AV-101:

- US application: "Synthesis of Chiral Kynurenine Compounds and Intermediates" (priority date Mar 3, 2014)
  - Also pending in Canada, China, EPO, India, Japan
- "Improved Synthesis of L-4-Chlorokynurenine," to be filed Q2 2016 based on Norac Pharma's ongoing synthesis work

Regulatory Exclusivity for AV-101 in the US and EU:

- We expect to receive overlapping 5-year FDA and 10-year EU NCE market exclusivity protection

VistaGen® Therapeutics

Capitalization: VSTA (OTC.QB)

Company Expects to Uplist to NASDAQ Concurrently with Closing of the Offering

Common Stock[1]	4,196,327
Preferred Stock[2]	
Series A	750,000
Series B	1,954,740
Series C	2,318,012
Total Preferred Stock	5,022,752
Total Common and Preferred Stock	**9,219,079**
Stock Plan Options	336,987
Warrants[3]	1,907,221
Total Stock Plan Options and Warrants	2,244,208
Total Common, Preferred, Options and Warrants	**11,463,287**

As of April 14, 2016

(1) Includes 1,700,877 shares resulting from automatic conversion, upon completion of the Offering, of 1,700,877 shares of Series B Preferred not subject to blockers

(2) Excludes 1,700,877 shares of Series B Preferred not subject to blockers to be automatically converted, upon completion of the Offering, into 1,700,877 shares of Common

(3) Held as follows: Management = 1,118,553 (59%); consultants and service providers = 401,548 (21%); accredited investors = 387,120 (20%); WAEP = $8.17 per share

VistaGen® Therapeutics

Near-term Milestones Expected to Drive Value

	Q2 2016	Q3 2016	Q4 2016	Q1 2017	Q2 2017	H2 2017	H1 2018
Uplisting to NASDAQ	★						
FDA meeting re AV-101 Phase 2b study in MDD		★					
AV-101 Fast Track designation for MDD			★				
Commence potentially pivotal AV-101 Phase 2b study in MDD			★				
Top line results from AV-101 Phase 2a study in MDD					★		
Top line results from AV-101 Phase 2b study in MDD							★

A Compelling Investment Opportunity

- ✓ Developing disruptive new generation oral antidepressant with strong safety and emerging efficacy profile addressing significant shortcomings of standard therapies
- ✓ Large, well-established market with anticipated exponential growth, representing a $12 billion market by 2021, the anticipated launch year for AV-101 in MDD
- ✓ Recent high-value peer M&A underscores opportunity for significant upside
- ✓ Near-term pipeline expansion opportunities into blockbuster neuropsychiatric, neurological and neurodegenerative indications
- ✓ Near-term NASDAQ uplisting and clinical and regulatory milestones expected to drive value
- ✓ Highly experienced Management Team and CNS-focused Clinical and Regulatory Advisors leading execution

VistaGen® Therapeutics



VistaGen® Therapeutics

Developing Novel Medicines
for CNS Disorders

Email: info@vistagen.com
Phone: (650) 577-3600